Exhibit 99.4

Third Quarter 2015

Message from the Chairman of the Board and the President and Chief Executive Officer

Third quarter

For the third quarter of 2015, Hydro-Québec posted a net result of $339 million, compared to $329 million in 2014. This rise is mainly due to a $68-million increase in Hydro-Québec Production’s net electricity exports as a result of volume growth of 1.9 TWh, partly offset by a $49-million increase in the depreciation and amortization expense.

Business context

Hydro-Québec’s quarterly results are not always indicative of results for the year on account of seasonal temperature fluctuations. Because of higher electricity demand during winter months, revenue from electricity sales in Québec is higher during the first and fourth quarters, whereas expenses are incurred throughout the year. Consequently, Hydro-Québec earns most of its net result during the first three and last three months of the year.

Summary of results for the first three quarters

For a second consecutive year, Hydro-Québec’s net result stands at $2.5 billion after three quarters. In a context marked by very cold winter temperatures, it totaled $2,472 million for the nine-month period ended September 30, 2015, compared to $2,545 million in 2014. Hydro-Québec Production’s net electricity exports increased by $102 million as a result of volume growth of 3.1 TWh. However, this increase was offset by a $94-million decrease in supplies provided by Hydro-Québec Production to Hydro-Québec Distribution, due in part to lower market prices in winter 2015 that benefited Québec customers. In addition, the depreciation and amortization expense increased by $85 million.

Outlook for 2015–2016 under the Québec government’s financial framework

In its 2015–2016 budget brought down in March, the Québec government set Hydro-Québec’s target net result at $2,750 million for the financial year starting April 1, 2015. This outlook, which is lower than for the previous year, assumes normal temperatures in winter 2016 and takes into account the discontinuation of recognizing deferred foreign exchange gains, as the company had been doing under a strategy implemented in 2002.

Consolidated results	Revenue totaled $10,292 million, compared to $10,114 million a year earlier.
for the first three quarters	Revenue from electricity sales in Québec amounted to $8,803 million, or $317 million more than in 2014, partly because of the very cold temperatures in winter 2015.

Revenue from electricity sales on markets outside Québec was $1,345 million, compared to $1,274 million in 2014. This $71-million increase is due to growth in Hydro-Québec Production’s export revenue as a result of higher volume.

Other revenue decreased by $210 million compared to 2014, mainly because supply costs incurred during the winter for electricity in excess of the heritage pool were lower than last year.

Total expenditure amounted to $5,985 million, compared to $5,751 million in 2014. The increase is partly due to a $61-million rise in third-party electricity purchases made by Hydro-Québec Distribution. In addition, the depreciation and amortization expense increased by $85 million, notably because of the commissioning of property, plant and equipment and the rollout of the advanced metering infrastructure.

Segmented results for the first three	Generation
quarters

Hydro-Québec Production recorded a net result of $1,755 million, compared to $1,800 million in 2014. Net electricity exports increased by $102 million as a result of volume growth of 3.1 TWh, whereas net electricity sales to Hydro-Québec Distribution decreased by $94 million. The depreciation and amortization expense increased by $44 million because of the commissioning of property, plant and equipment, in particular Romaine-2 generating station.

Transmission

Hydro-Québec TransÉnergie’s net result amounted to $436 million, an $83-million decrease compared to 2014 that is essentially due to a $71-million change in amounts payable to customers in connection with depreciation and amortization.

Distribution

Hydro-Québec Distribution posted a net result of $215 million, compared to $163 million in 2014. Revenue from electricity sales increased by $329 million, partly because of the very cold temperatures in winter 2015. Other revenue decreased, essentially because supply costs incurred during the winter for electricity in excess of the heritage pool were lower than last year. Moreover, electricity purchases and the related transmission costs increased by $13 million. On the one hand, supplies from Hydro-Québec Production decreased by $94 million. On the other hand, supplies from third parties increased by $61 million, whereas transmission costs paid to Hydro-Québec TransÉnergie rose by $52 million. The depreciation and amortization expense increased by $55 million.

Page 2	Third Quarter 2015

Construction

The Construction segment includes activities related to the projects carried out by Hydro-Québec Équipement et services partagés and by Société d’énergie de la Baie James (SEBJ).

The volume of activity at Hydro-Québec Équipement et services partagés and SEBJ totaled $1,396 million, compared to $1,660 million in 2014. Projects under way for Hydro-Québec Production include ongoing construction of the Romaine hydroelectric complex. Work in progress for Hydro-Québec TransÉnergie includes expansion of the transmission system in the Minganie region, refurbishment of static var compensators at Albanel substation, as well as various projects stemming from continued investment in asset reliability and long-term operability.

Investment	In the first nine months of 2015, Hydro-Québec invested $2,370 million in property, plant and equipment, intangible assets and the Energy Efficiency Plan, compared to $2,713 million in 2014.

Most of Hydro-Québec Production’s investments were allocated to ongoing construction of the Romaine complex. The division also carried out refurbishments at a number of facilities to optimize the generating fleet and ensure its long-term operability.

Hydro-Québec TransÉnergie continued investing in its transmission system. Among its growth projects, it continued construction of Romaine-1 substation, the 315-kV line that will connect it to Romaine-2 substation, and the 735-kV Romaine-4–Montagnais line, as part of the expansion of the transmission system in the Minganie region. The division also conducted maintenance and improvement activities to ensure the reliability and long-term operability of its transmission assets.

Hydro-Québec Distribution kept up investments to handle the growth of its Québec customer base and to ensure the long-term operability of its facilities. This included completing the large-scale rollout of next-generation meters, after installing close to 3.6 million of these units on customer premises throughout Québec.

	Michael D. Penner	Éric Martel

	Chairman of the Board	President and Chief Executive Officer

November 13, 2015

Third Quarter 2015	Page 3

CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

CONSOLIDATED STATEMENTS OF OPERATIONS

In millions of Canadian dollars (unaudited)		Three months ended September 30		Nine months ended September 30

	Notes	2015	2014 (Note 14)	2015	2014 (Note 14)

Revenue	5	2,787	2,641	10,292	10,114

Expenditure
Operations		605	537	1,874	1,700
Electricity and fuel purchases		398	349	1,461	1,481
Depreciation and amortization	6	653	604	1,918	1,833
Taxes		202	228	732	737

		1,858	1,718	5,985	5,751

Operating result		929	923	4,307	4,363
Financial expenses	7	590	594	1,835	1,818

Net result		339	329	2,472	2,545

The accompanying notes are an integral part of the consolidated financial statements.

Page 4	Third Quarter 2015

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

In millions of Canadian dollars (unaudited)		Three months ended September 30		Nine months ended September 30

	Note	2015	2014 (Note 14)	2015	2014 (Note 14)

Net result		339	329	2,472	2,545

Other comprehensive income
Change in deferred gains on items designated as cash flow hedges	8	982	397	1,617	155
Reclassification to results of deferred gains on items designated as cash flow hedges	8	(634)	(392)	(1,197)	(218)
Actuarial loss and past service costs for employee future benefits		(24)	–	(24)	–
Reclassification to results of the net actuarial loss and past service costs for employee future benefits		35	56	104	169

		359	61	500	106

Comprehensive income		698	390	2,972	2,651

The accompanying notes are an integral part of the consolidated financial statements.

Third Quarter 2015	Page 5

CONSOLIDATED BALANCE SHEETS

In millions of Canadian dollars (unaudited)	Notes	As at September 30, 2015	As at December 31, 2014 (Note 14)

ASSETS

Current assets
Cash and cash equivalents		2,506	1,271
Short-term investments		1,214	1,664
Accounts receivable and other receivables		2,088	2,172
Derivative instruments	8	169	164
Regulatory assets		127	182
Materials, fuel and supplies		207	199

		6,311	5,652

Property, plant and equipment		61,083	60,413
Intangible assets		1,026	1,062
Investments		877	863
Derivative instruments	8	355	133
Regulatory assets		4,316	4,664
Other assets		244	461

		74,212	73,248

LIABILITIES

Current liabilities
Borrowings		879	126
Accounts payable and accrued liabilities		1,724	2,153
Dividend payable		–	2,535
Accrued interest		518	907
Asset retirement obligations		68	79
Derivative instruments	8	160	159
Regulatory liabilities		70	–
Current portion of long-term debt	8	1,998	906

		5,417	6,865

Long-term debt	8	43,301	43,579
Asset retirement obligations		792	804
Derivative instruments	8	18	95
Other liabilities		3,345	3,572
Perpetual debt	8	301	267

		53,174	55,182

EQUITY

Share capital		4,374	4,374

Retained earnings		18,231	15,759
Accumulated other comprehensive income		(1,567)	(2,067)

		16,664	13,692

		21,038	18,066

		74,212	73,248

Contingencies	12

The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board of Directors,

/s/ Michelle Cormier	/s/ Michael D. Penner
Chair of the Audit Committee	Chairman of the Board

Page 6	Third Quarter 2015

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

In millions of Canadian dollars (unaudited)

	Notes	Share capital	Retained earnings	Accumulated other comprehensive income	Total equity

Balance as at January 1, 2015		4,374	15,759	(2,067)	18,066

Net result		–	2,472	–	2,472
Other comprehensive income	11	–	–	500	500

Balance as at September 30, 2015		4,374	18,231	(1,567)	21,038

Balance as at January 1, 2014	14	4,374	14,969	(1,984)	17,359

Net result		–	2,545	–	2,545
Other comprehensive income	11	–	–	106	106

Balance as at September 30, 2014		4,374	17,514	(1,878)	20,010

The accompanying notes are an integral part of the consolidated financial statements.

Third Quarter 2015	Page 7

CONSOLIDATED STATEMENTS OF CASH FLOWS

In millions of Canadian dollars (unaudited)		Three months ended September 30		Nine months ended September 30
	Notes	2015	2014 (Note 14)	2015	2014 (Note 14)
Operating activities
Net result		339	329	2,472	2,545
Adjustments to determine net cash flows from operating activities
Depreciation and amortization	6	653	604	1,918	1,833
Amortization of premiums, discounts and issue expenses related to debt securities		40	37	117	108
Excess of net cost recognized over amounts paid (amounts paid over net cost recognized) for employee future benefits		45	83	123	(24)
Other		(1)	(233)	321	(30)
Change in non-cash working capital items	9	(49)	428	(761)	(651)

		1,027	1,248	4,190	3,781

Investing activities
Additions to property, plant and equipment		(844)	(975)	(2,269)	(2,575)
Additions to intangible assets		(25)	(34)	(78)	(107)
Costs related to the Energy Efficiency Plan		(8)	(11)	(23)	(31)
Net (acquisition) disposal of short-term investments		(182)	(253)	460	409
Other		5	5	8	6

		(1,054)	(1,268)	(1,902)	(2,298)

Financing activities
Issuance of long-term debt		–	999	13	1,011
Repayment of long-term debt		(126)	(868)	(1,026)	(2,023)
Cash receipts arising from credit risk management	8	2,501	654	5,985	2,380
Cash payments arising from credit risk management	8	(1,486)	(671)	(4,614)	(2,237)
Net change in borrowings		(989)	(1,006)	713	762
Dividend paid		–	–	(2,535)	(2,207)
Other		197	19	367	59

		97	(873)	(1,097)	(2,255)

Foreign currency effect on cash and cash equivalents		23	7	44	7

Net change in cash and cash equivalents		93	(886)	1,235	(765)
Cash and cash equivalents, beginning of period		2,413	1,801	1,271	1,680

Cash and cash equivalents, end of period		2,506	915	2,506	915

Supplementary cash flow information	9

The accompanying notes are an integral part of the consolidated financial statements.

Page 8	Third Quarter 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For the three- and nine-month periods ended September 30, 2015 and 2014

All amounts are in millions of Canadian dollars, unless otherwise indicated.

Note 1	Basis of Presentation

Hydro-Québec’s consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP) since January 1, 2015.

These quarterly consolidated financial statements, including these notes, do not contain all the required information regarding annual consolidated financial statements and should therefore be read in conjunction with the consolidated financial statements and accompanying notes in Hydro-Québec’s Annual Report 2014. The 2014 annual consolidated financial statements were prepared in accordance with Canadian generally accepted accounting principles as set forth in Part V of the CPA Canada Handbook, “Pre-Changeover Accounting Standards” (Canadian GAAP).

Note 14, First-Time Application of U.S. GAAP, presents the impact of the changeover to U.S. GAAP on the financial position and operating results of comparative periods as well as reconciliations with Canadian GAAP.

Note 15, Other Information Regarding Fiscal 2014 in Accordance with U.S. GAAP, presents information required for annual consolidated financial statements prepared in accordance with U.S. GAAP which is not provided in Hydro-Québec’s annual consolidated financial statements prepared in accordance with Canadian GAAP, and which is helpful for understanding these quarterly consolidated financial statements.

Management is of the opinion that these quarterly consolidated financial statements include all the necessary adjustments to present fairly, in all material respects, the consolidated financial position of Hydro-Québec.

Hydro-Québec’s quarterly results are not necessarily indicative of results for the year on account of seasonal temperature fluctuations. Because of higher electricity demand during winter months, revenue from electricity sales in Québec is higher during the first and fourth quarters.

Management has reviewed events occurring until November 13, 2015, the approval date of these quarterly consolidated financial statements by the Board of Directors, and has determined that nothing called for the recording or presentation of events after the consolidated balance sheet date.

Note 2	Significant Accounting Policies

The significant accounting policies of Hydro-Québec in accordance with Canadian GAAP are described in Note 1 of Hydro-Québec’s Annual Report 2014. The policies that were subject to significant changes as a result of the transition to U.S. GAAP are described below.

SCOPE OF CONSOLIDATION

The consolidated financial statements include the accounts of Hydro-Québec and its subsidiaries as well as those of variable interest entities where Hydro-Québec is the primary beneficiary. All intercompany balances and transactions were eliminated at the time of consolidation.

Investments in joint ventures and in companies over which Hydro-Québec can exercise significant influence, but does not have control, are accounted for on an equity basis. These investments are initially recognized at cost, and the carrying amount is increased or decreased by an amount equal to Hydro-Québec’s share of the changes in the investees’ net assets after the date of acquisition. Hydro-Québec’s share of the investees’ results is recognized in the net result. Dividends received from the investees are applied against the carrying amount of the investments. Other investments are recorded at cost.

FINANCIAL INSTRUMENTS

Cash and cash equivalents

Cash and cash equivalents consist of investments with a maturity of three months or less from the date of acquisition.

Third Quarter 2015	Page 9

Note 2	Significant Accounting Policies (continued)

Short-term investments

Short-term investments, classified as available-for-sale debt securities, consist of investments with a maturity of more than three months from the date of acquisition and are recognized at fair value. Changes in fair value are recorded in Other comprehensive income until they are realized, at which time they are reclassified to results. Interest on these investments, calculated using the effective interest method, is recognized in results.

Receivables – Accounts receivable

Accounts receivable are recognized at the amount invoiced, net of the allowance for doubtful accounts. This allowance is based on the loss and recovery experience, on a specific percentage deemed appropriate for each age group of accounts and on the status of customer files.

Other receivables and financial liabilities

Other receivables presented under Accounts receivable and other receivables, receivables presented under Other assets and the government reimbursement for the 1998 ice storm, also presented in Other assets, less any impairment losses, as well as financial liabilities, are measured at amortized cost using the effective interest method. Amortized cost includes transaction costs as well as premiums and discounts, if applicable. Interest is recognized in results.

Derivative instruments

Derivative instruments are recorded at fair value at the balance sheet date. Changes in fair value are recognized in results for the period in which they occur, except in the case of derivative instruments designated as hedges in a cash flow hedging relationship. The net balances of derivative instruments that are transacted with the same counterparty, that are the subject of an enforceable master netting arrangement, and that meet the conditions for set-off are presented on the balance sheet.

As part of its integrated business risk management, Hydro-Québec uses derivative instruments to manage its market risk, consisting of currency risk, interest rate risk and risk resulting from fluctuating energy and aluminum prices. It applies cash flow or fair value hedge accounting to eligible hedging relationships that it designates as hedges, and formally documents these relationships. Among other things, this process involves associating derivative instruments with specific assets or liabilities on the balance sheet, or with probable anticipated transactions. Hydro-Québec ensures that hedging relationships are highly effective in offsetting the designated risk exposure initially and then monthly thereafter. In addition, for hedges of anticipated transactions, it assesses the probability of the occurrence of those transactions designated as hedged items at least on a quarterly basis.

In the case of a cash flow hedge, the effective portion of changes in the fair value of an instrument designated as a hedge is recognized under Other comprehensive income, while the ineffective portion is immediately recognized in results, under the line item affected by the hedged item. Amounts included in Accumulated other comprehensive income are reclassified to results, also under the line item affected by the hedged item, during the periods in which the hedged item affects results. If a derivative instrument no longer satisfies hedging conditions, if it has expired, or if it is sold, canceled or exercised, or if Hydro-Québec terminates its designation as a hedging item, hedge accounting ceases to be applied on a prospective basis. Previously accumulated gains and losses in Other comprehensive income continue to be carried forward to be reclassified to results during the same periods as the hedged item. If the hedged item ceases to exist or if it becomes likely that the hedged anticipated transactions will not occur, the gains or losses carried forward are immediately reclassified to results.

In the case of a fair value hedge, changes in the fair value of the derivative instrument, including those related to the ineffective portion of the hedge, are recognized in results under the line item affected by the hedged item. Offsetting changes in the fair value of the hedged item attributable to the hedged risk are recognized as adjustments to this item’s carrying amount and are offset against results.

Cash flows attributable to derivative instruments designated as hedges are presented in the statement of cash flows based on the same classification as the hedged item.

Hydro-Québec assesses its contracts to determine if they meet the definition of a derivative or if they include an embedded derivative, which must be separated from its host contract. If such is the case, the contract or the embedded derivative is recognized at fair value on the balance sheet.

All futures or forward contracts on non-financial items that can be settled on a net basis and whose price is closely tied to the non-financial item bought or sold are recorded at the date of settlement if there is a probability of receipt or delivery in accordance with expected requirements.

Page 10	Third Quarter 2015

Note 2	Significant Accounting Policies (continued)

INTANGIBLE ASSETS

Intangible assets are recorded at cost.

The cost of internally developed computer software is capitalized when it meets capitalization criteria. The related financial expenses are capitalized over the development period.

Intangible assets with an indefinite useful life are not amortized. These assets are tested for impairment annually or more frequently if events indicate a potential impairment loss. The excess of the carrying amount over the fair value is recognized in results for the period in which the impairment is determined.

Intangible assets with a finite useful life, namely software and licences, as well as patents, are amortized over their useful life according to the straight-line method over the following periods:

Software and licences	3 to 10 years
Patents	20 years

EMPLOYEE FUTURE BENEFITS

Pension plan and other post-retirement benefits

Hydro-Québec offers all its employees a contributory defined-benefit pension plan based on final pay (the Pension Plan), as well as other post-retirement benefits. It accounts for its obligations under the Pension Plan and these other benefits after deducting the fair value of their respective assets.

Benefit costs and obligations under the Pension Plan and other post-retirement benefits provided in exchange for current service are calculated according to the projected benefit method prorated on years of service. They are determined using a discount rate and are based on Management’s best estimates, in particular concerning the expected return on plan assets, salary escalation, the increase in health care costs, and employees’ retirement ages. Plan assets are measured at fair value at the balance sheet date.

In order to establish the benefit costs and its obligations under the Pension Plan and other post-retirement benefits, Hydro-Québec has adopted the following policies:

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The discount rate is based on the average rate of the interest rate curve on the measurement date of high-quality Canadian corporate bonds and takes into account the expected cash flows associated with the projected benefit obligations.

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Past service costs arising from amendments to the Pension Plan and other post-retirement benefits are initially recognized in Other comprehensive income, and thereafter are amortized in the line item Operating expenses using the straight-line method over periods not exceeding active employees’ average remaining years of service, which was 13 years as at January 1, 2015 (12 years as at January 1, 2014).

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Actuarial gains and losses are recognized in Other comprehensive income for the period in which they occur. Thereafter, amortization of actuarial gains or losses is recognized in the line item Operating expenses if the unamortized net actuarial gain or loss at the beginning of the year exceeds 10% of the value of the projected benefit obligations or 10% of the market-related value of the plan assets, whichever is greater. The amortization corresponds to the excess divided by active employees’ average remaining years of service.

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The expected return on Pension Plan assets is based on a market-related value determined by using a five-year moving average value for equity securities and by measuring other asset classes at fair value.

A regulatory asset is offset against the components of Accumulated other comprehensive income related to rate-regulated activities to take into account the expected recovery of the amounts in question in setting future rates.

Post-employment benefits

Hydro-Québec offers all its employees post-employment benefits, including a long-term disability salary insurance plan that provides for the payment of long-term defined benefits.

The post-employment benefit cost and obligation are recognized at the time of the event giving rise to the obligation to pay benefits. The cost of these benefits, including all related actuarial gains and losses, is recognized in results for the period.

Third Quarter 2015	Page 11

Note 3	Changes to Accounting Policies

RECENTLY ADOPTED STANDARDS

Inventory

In July 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-11, Inventory (Topic 330): Simplifying the Measure of Inventory. This standard requires that inventory whose cost is determined using the average weighted cost or the first-in, first-out method be measured prospectively at the lower of cost or net realizable value. Hydro-Québec has opted for an early adoption as of January 1, 2015, which had no impact on the consolidated financial statements.

Debt issuance costs

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This standard requires that debt issuance costs be presented retrospectively on the balance sheet as a direct deduction from the carrying amount of the relevant debt liability. Hydro-Québec has opted for an early adoption as of January 1, 2015, which had no impact on the consolidated financial statements.

STANDARDS ISSUED BUT NOT YET EFFECTIVE

Consolidation

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. This standard amends the guidance concerning entities that must be fully consolidated during the preparation of consolidated financial statements. Hydro-Québec will apply it retrospectively in its interim and annual financial statements for periods beginning on or after January 1, 2016, and is currently examining the impact of this standard on its consolidated financial statements.

Statement of operations

In January 2015, the FASB issued ASU 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. This standard will apply to the interim and annual financial statements for periods beginning on or after January 1, 2016. It is not expected to have any impact on Hydro-Québec’s consolidated financial statements.

Revenue

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This standard provides guidance on the recognition of revenue at the time that goods or services are transferred to a client, for an amount that reflects the payment which the entity expects to receive in exchange for the goods or services. In August 2015, the FASB published ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of the standard by one year, such that it will apply retrospectively to the interim and annual financial statements for periods beginning on or after January 1, 2018. Hydro-Québec is currently examining the impact of this standard on its consolidated financial statements.

Note 4	Regulation

DISTRIBUTION

In decision D-2015-033 of March 23, 2015, the Régie de l’énergie (the Régie) authorized an increase of 2.86% in all Hydro-Québec electricity rates except Rate L, for which the increase was set at 2.49%. The new rates are effective as of April 1, 2015. The authorized return on the rate base was set at 7.08%, assuming a capitalization with 35% equity.

In decision D-2015-018 of March 6, 2015, the Régie established that it would henceforth exclude from the rate base all accounts used to recover variances between the actual amount of certain items and the amount forecasted in the rate filings. Variance accounts with an amortization and recovery period of three years or less will bear interest at Hydro-Québec’s three-year bond rate, plus guarantee fees and issuance expenses, namely 2.23% for 2015. Variance accounts with an amortization and recovery period in excess of three years will bear interest at Hydro-Québec’s five-year bond rate, plus guarantee fees and issuance expenses, namely 2.73% for 2015.

Moreover, the Régie authorized the Distributor to include in the 2015–2016 rates a debit amount of $136 million related to variances in supply costs for electricity in excess of the heritage pool in 2014, as well as an equivalent credit amount for revenue variances related to climate conditions in 2014, and to amortize over five years, as of 2016, the remaining balance of variances in supply costs for electricity in excess of the heritage pool in 2013 and 2014.

Page 12	Third Quarter 2015

Note 4	Regulation (continued)

The Régie also authorized the Distributor to include in the 2015–2016 rates a $20-million credit for a variance in the costs related to the 2014 activities of the Bureau de l’efficacité et de l’innovation énergétiques.

In decision D-2015-150 of September 10, 2015, the Régie authorized the Distributor to create a non-rate-base variance account for the recognition of costs under $50 million related to unforeseeable events in off-grid systems, such as fuel spills occurring during transfer and handling operations. These costs, for which a minimum threshold of $15 million per event was set, will bear interest at Hydro-Québec’s three-year bond rate, plus guarantee fees and issuance expenses, namely 2.23% for 2015. As at September 30, 2015, $10 million had been recognized in this account.

In decision D-2015-179 of October 29, 2015, the Régie approved an agreement regarding use of TransCanada Énergie’s Bécancour generating station during peak demand periods.

TRANSMISSION

In decision D-2015-031 of March 23, 2015, the Régie set Hydro-Québec’s power transmission rates for 2015. The authorized return on the rate base was set at 6.97%, assuming a capitalization with 30% equity.

In decision D-2015-133 of August 7, 2015, the Régie authorized the Transmission Provider to create a provisional non-rate-base deferral account for the recognition of actual costs incurred as of June 5, 2015, to implement and apply the North American Electric Reliability Corporation’s Critical Infrastructure Protection Version 5 (CIP V5) standards. These costs will bear interest. As at September 30, 2015, no amount had been recognized in this account.

Note 5	Revenue

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014

Electricity sales[a]	2,720	2,595	10,148	9,760

Other	67	46	144	354

	2,787	2,641	10,292	10,114

a)	Including unbilled electricity deliveries, which totaled $760 million as at September 30, 2015 ($674 million as at September 30, 2014).

Note 6	Depreciation and Amortization

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014

Property, plant and equipment	539	521	1,605	1,577

Intangible assets	39	37	116	111

Regulatory assets	50	40	150	120

Retirement of capital assets	25	6	47	25

	653	604	1,918	1,833

Third Quarter 2015	Page 13

Note 7	Financial Expenses

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014

Interest on debt securities	627	654	1,917	1,947

Net exchange gain	(26)	(12)	(55)	(13)

Guarantee fees related to debt securities	52	51	154	154

	653	693	2,016	2,088

Less

Capitalized financial expenses	57	91	160	246

Net investment income	6	8	21	24

	63	99	181	270

	590	594	1,835	1,818

Note 8	Financial Instruments

In the course of its operations, Hydro-Québec carries out transactions that expose it to certain financial risks, such as market, liquidity and credit risk. Exposure to such risks and the impact on results are significantly reduced through careful monitoring and implementation of strategies that include the use of derivative instruments.

MARKET RISK

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in market prices. Hydro-Québec is exposed to three main types of market risk: currency risk, interest rate risk and risk associated with energy and aluminum prices. Active integrated management of these three types of risk aims to limit their impact on results.

MANAGEMENT OF LONG-TERM RISK

Management of risk associated with sales in U.S. dollars

Currency risk – Hydro-Québec uses currency swaps to manage currency risk associated with probable U.S.-dollar sales, designating them as cash flow hedges. The impact of these hedging transactions on results is recognized in Revenue.

Management of risk associated with debt

Currency risk and interest rate risk – Hydro-Québec uses forward contracts and currency swaps to manage the currency risk associated with long-term debt and perpetual debt, as well as forward contracts and interest rate swaps to modify long-term exposure to interest rate risk. When designated as hedging items, these derivative instruments are recognized as cash flow hedges or fair value hedges, depending on the risk hedged. The impact on results of foreign currency hedging transactions and those associated with debt interest rates is recognized in Financial expenses.

The following table shows the notional amounts of forward contracts and swaps used to manage long-term risk, broken down by type of derivative and currency:

	As at September 30, 2015[a]	As at December 31, 2014[a]

Forward contracts

U.S. dollars	2,229	2,233

Swaps

Canadian dollars	(8,975)	(7,941)

U.S. dollars	6,042	6,042

Other currencies

Euros	61	61

Pounds sterling	–	200

Yen	1,000	1,000

a)	Figures in parentheses represent amounts to be paid.

Page 14	Third Quarter 2015

Note 8	Financial Instruments (continued)

MANAGEMENT OF SHORT-TERM RISK

Currency risk – Hydro-Québec uses forward contracts to manage its foreign currency risk exposure over the short term. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact of currency risk hedging transactions on results is recognized in the line item affected by the hedged item, namely Revenue, Electricity and fuel purchases, or Financial expenses. The notional amount of open positions in currency sales and purchase contracts as at September 30, 2015, was US$822 million and US$547 million, respectively (US$500 million in currency sales contracts as at December 31, 2014).

Interest rate risk – Hydro-Québec uses interest rate swaps and forward rate agreements to manage short-term interest rate risk. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact on results of transactions to hedge short-term interest rate risk is recognized in the line item affected by the hedged item, namely Financial expenses.

Price risk – Hydro-Québec uses mainly commodity futures and swaps to manage risk resulting from fluctuations in energy and aluminum prices. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact on results of transactions to hedge the risk related to energy and aluminum prices is recognized in the line item affected by the hedged item, namely Revenue or Electricity and fuel purchases. In this context, Hydro-Québec has traded electricity futures and swaps for which open positions as at September 30, 2015, totaled 19.3 TWh (14.9 TWh as at December 31, 2014), natural gas futures for which open positions as at September 30, 2015, totaled 3.5 million MMBtu (1.3 million MMBtu as at December 31, 2014), petroleum product swaps for which open positions as at September 30, 2015, totaled 10 million litres (no open position as at December 31, 2014), as well as aluminum swaps for which open positions as at September 30, 2015, totaled 22,500 tonnes (100,000 tonnes as at December 31, 2014).

FAIR VALUE

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

In accordance with the applicable standards, Hydro-Québec classifies the fair value measurements of financial instruments according to a three-level hierarchy, based on the type of inputs used in making these measurements:

¡	Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

¡	Level 2:	Inputs other than quoted prices included within Level 1 that are observable either directly or indirectly; and

¡	Level 3:	Unobservable inputs.

Except for measurements of exchange-traded derivative instruments, which are Level 1 measurements, fair value measurements for derivative instruments are Level 2 measurements. Measurements of other financial instruments recognized at fair value or for which fair value is disclosed are Level 2 measurements. These measurements are obtained by discounting future cash flows, which are estimated on the basis of the spot rates or the forward rates or prices (foreign exchange rates, interest rates, and energy or aluminum prices) in effect on the balance sheet date and take into account the credit risk assessment. The valuation techniques make use of observable market data.

Third Quarter 2015	Page 15

Note 8	Financial Instruments (continued)

FAIR VALUE OF DERIVATIVE INSTRUMENTS

The following tables present the fair value of derivative instruments by type and depending on whether they are designated as fair value hedges or cash flow hedges, or not designated as hedges:

			As at September 30, 2015
	Derivatives designated as fair value hedges	Derivatives designated as cash flows hedges	Derivatives not designated as hedges		Total gross value of derivatives
Assets
Contracts – Currency risk	–	1,481	297		1,778
Contracts – Currency risk and interest rate risk	1	–	–		1
Contracts – Interest rate risk	601	–	–		601
Contracts – Price risk	–	187	87		274
	602	1,668	384		2,654
Liabilities
Contracts – Currency risk	–	(198)	(2,045)		(2,243)
Contracts – Currency risk and interest rate risk	–	–	–		–
Contracts – Interest rate risk	–	(9)	(6)		(15)
Contracts – Price risk	–	(12)	(38)		(50)
	–	(219)	(2,089)		(2,308)
Total	602	1,449	(1,705)	[a]	346[b]

		As at December 31, 2014
	Derivatives designated as fair value hedges	Derivatives designated as cash flows hedges	Derivatives not designated as hedges		Total gross value of derivatives
Assets
Contracts – Currency risk	–	415	565		980
Contracts – Currency risk and interest rate risk	1	–	–		1
Contracts – Interest rate risk	512	8	–		520
Contracts – Price risk	–	166	47		213
	513	589	612		1,714
Liabilities
Contracts – Currency risk	–	(653)	(870)		(1,523)
Contracts – Currency risk and interest rate risk	(66)	–	–		(66)
Contracts – Interest rate risk	(1)	(13)	(9)		(23)
Contracts – Price risk	–	(20)	(39)		(59)
	(67)	(686)	(918)		(1,671)
Total	446	(97)	(306)	[a]	43[b]

a)

These derivative instruments were mainly traded as part of Hydro-Québec’s risk management. As at September 30, 2015, $(1,879) million was in consideration of amounts received or disbursed [$(508) million as at December 31, 2014] with respect to agreements to limit the market value of the main portfolios of derivative instruments. These agreements arise from frameworks applied by Hydro-Québec to reduce its credit risk exposure and limit risk concentration.

b)

Except for measurements of exchange-traded derivative instruments, which were nil as at September 30, 2015 [$(1) million as at December 31, 2014] and which are Level 1 measurements, fair value measurements of derivative instruments are Level 2 measurements.

Page 16	Third Quarter 2015

Note 8	Financial Instruments (continued)

The offsetting of derivative instruments is shown in the table below:

	As at September 30, 2015			As at December 31, 2014
	Total gross value of derivatives	Amount offset[a]	Total net value presented on the balance sheet	Total gross value of derivatives	Amount offset[a]	Total net value presented on the balance sheet
Assets
Current	515	(346)	169	586	(422)	164
Long-term	2,139	(1,784)	355	1,128	(995)	133
	2,654	(2,130)	524	1,714	(1,417)	297
Liabilities
Current	(2,188)	2,028	(160)	(969)	810	(159)
Long-term	(120)	102	(18)	(702)	607	(95)
	(2,308)	2,130	(178)	(1,671)	1,417	(254)
Total	346	–	346	43	–	43

a)	The amounts offset are related to contracts traded according to International Swaps and Derivatives Association (ISDA) guidelines and constituting enforceable master netting arrangements.

Moreover, although certain derivatives cannot be offset, margin calls on derivative instruments may result in amounts received from or paid to clearing agents, based on the fair value of the instruments concerned. As at September 30, 2015, $148 million had been received on this basis; the offsetting items are presented in Borrowings under Current liabilities on the balance sheet ($103 million as at December 31, 2014).

Third Quarter 2015	Page 17

Note 8	Financial Instruments (continued)

The impact of derivatives on results and other comprehensive income is presented in the table below. It should be noted that most derivative instruments traded are designated as cash flow hedges or fair value hedges and therefore reduce the volatility of results, except for the ineffective portion of the hedges, which is insignificant. Derivative instruments which are not designated as hedges, but which nonetheless serve to economically hedge at-risk opposite positions, also reduce the volatility of results. The sensitivity of results is thus limited to net exposure to unhedged risks.

				Three months ended September 30, 2015
	Losses (gains) on derivatives designated as fair value hedges	Losses (gains) on derivatives designated as cash flow hedges			Losses (gains) on derivatives not designated as hedges
	Recognized in results	Effective portion recognized in Other comprehensive income	Ineffective portion recognized in results	Effective portion reclassified from Other comprehensive income to results	Recognized in results
Contracts – Currency risk	–	(860)	–	(549)[a]	(287)
Contracts – Currency risk and interest rate risk	(1)	–	–	–	–
Contracts – Interest rate risk	(91)	(2)	–	–	–
Contracts – Price risk	–	(120)	(2)[c]	(85)[c]	(4)
	(92)[d]	(982)	(2)	(634)	(291)[e]
Impact of hedges items on results	88		–	634	294

				Three months ended September 30, 2014
	Losses (gains) on derivatives designated as fair value hedges	Losses (gains) on derivatives designated as cash flow hedges			Losses (gains) on derivatives not designated as hedges
	Recognized in results	Effective portion recognized in Other comprehensive income	Ineffective portion recognized in results	Effective portion reclassified from Other comprehensive income to results	Recognized in results
Contracts – Currency risk	–	(422)	1 [a]	(359)[a]	(172)
Contracts – Currency risk and interest rate risk	3	–	–	–	–
Contracts – Interest rate risk	(18)	3	–	7 [b]	(4)
Contracts – Price risk	–	22	(2)[c]	(40)[c]	(12)
	(15)[d]	(397)	(1)	(392)	(188)[e]
Impact of hedges items on results	11		–	392	188

a)

The impact on results of currency risk hedging transactions is recognized in the line item affected by the hedged item. Therefore, $19 million was recognized in the line item Revenue in 2015 [$(37) million in 2014], and $(568) million in the line item Financial expenses [$(321) million in 2014].

b)

The impact on results of interest rate risk hedging transactions is recognized in the line item affected by the hedged item. In 2015, no amount was recognized in the line item Financial expenses ($7 million in 2014).

c)

The impact on results of transactions to hedge energy and aluminum price risk is recognized in the line item affected by the hedged item. Therefore, $(87) million was recognized in the line item Revenue in 2015 [$(42) million in 2014].

d)	The impact on results of fair value risk hedging transactions, including the ineffective portion, is recognized in the line item affected by the hedged item, namely Financial expenses.

e)

These instruments are essentially related to integrated risk management transactions. The impact of these instruments on results is recognized in the line item affected by the managed risk. Therefore, $9 million was recognized in the line item Revenue in 2015 [$(11) million in 2014], $(2) million in the line item Electricity and fuel purchases ($1 million in 2014) and $(298) million in the line item Financial expenses [$(178) million in 2014].

Page 18	Third Quarter 2015

Note 8	Financial Instruments (continued)

				Nine months ended September 30, 2015
	Losses (gains) on derivatives designated as fair value hedges	Losses (gains) on derivatives designated as cash flow hedges			Losses (gains) on derivatives not designated as hedges
	Recognized in results	Effective portion recognized in Other comprehensive income	Ineffective portion recognized in results	Effective portion reclassified from Other comprehensive income to results	Recognized in results
Contracts – Currency risk	–	(1,416)	2 [a]	(1,026)[a]	(485)
Contracts – Currency risk and interest rate risk	(14)	–	–	–	–
Contracts – Interest rate risk	(94)	2	–	2 [b]	7
Contracts – Price risk	–	(203)	(5)[c]	(173)[c]	(20)
	(108)[d]	(1,617)	(3)	(1,197)	(498)[e]
Impact of hedges items on results	108		–	1,197	504

				Nine months ended September 30, 2014
	Losses (gains) on derivatives designated as fair value hedges	Losses (gains) on derivatives designated as cash flow hedges				Losses (gains) on derivatives not designated as hedges
	Recognized in results	Effective portion recognized in Other comprehensive income	Ineffective portion recognized in results	Effective portion reclassified from Other comprehensive income to results		Recognized in results
Contracts – Currency risk	–	(389)	2 [a]	(453)[a]		(110)
Contracts – Currency risk and interest rate risk	(5)	–	–	–		–
Contracts – Interest rate risk	(160)	(11)	–	6	[b]	(3)
Contracts – Price risk	–	245	(3)[c]	229	[c]	(8)
	(165)[d]	(155)	(1)	(218)		(121)[e]
Impact of hedges items on results	155		–	218		138

a)

The impact on results of currency risk hedging transactions is recognized in the line item affected by the hedged item. Therefore, $81 million was recognized in the line item Revenue in 2015 [$(100) million in 2014], and $(1,105) million in the line item Financial expenses [$(351) million in 2014].

b)

The impact on results of interest rate risk hedging transactions is recognized in the line item affected by the hedged item. Therefore, $2 million was recognized in the line item Financial expenses in 2015 ($6 million in 2014).

c)

The impact on results of transactions to hedge energy and aluminum price risk is recognized in the line item affected by the hedged item. Therefore, $(178) million was recognized in the line item Revenue in 2015 ($226 million in 2014).

d)	The impact on results of fair value risk hedging transactions, including the ineffective portion, is recognized in the line item affected by the hedged item, namely Financial expenses.

e)

These instruments are essentially related to integrated risk management transactions. The impact of these instruments on results is recognized in the line item affected by the managed risk. Therefore, $13 million was recognized in the line item Revenue in 2015 [$(6) million in 2014], $(9) million in the line item Electricity and fuel purchases [$(2) million in 2014] and $(502) million in the line item Financial expenses [$(113) million in 2014].

Third Quarter 2015	Page 19

Note 8	Financial Instruments (continued)

During the first nine months of 2015, Hydro-Québec reclassified a net gain of $3 million from Accumulated other comprehensive income to results after having discontinued cash flow hedges (net loss of $7 million during the first nine months of 2014).

As at September 30, 2015, the net amount of gains presented in Accumulated other comprehensive income that would be reclassified to the net result within the next 12 months was estimated at $46 million.

As at September 30, 2015, the maximum period during which Hydro-Québec hedged its exposure to the variability of cash flows related to anticipated transactions was three years.

FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

Fair value measurements for other financial instruments are Level 2 measurements. Fair value is obtained by discounting cash flows, calculated on the basis of forward interest rates measured according to the rates on the balance sheet date for similar instruments traded on financial markets.

The fair value of cash equivalents, receivables – accounts receivable, other receivables and financial liabilities approximates their carrying amount, except for the items presented in the table below:

	As at September 30, 2015		As at December 31, 2014
	Carrying amount	Fair value	Carrying amount	Fair value
Long-term debt	45,299	60,813	44,485	60,569
Perpetual debt	301	240	267	217

Note 9	Supplementary Cash Flow Information

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014
Change in non-cash working capital items
Accounts receivable and other receivables	440	806	111	297
Materials, fuel and supplies	(11)	(10)	(8)	3
Accounts payable and accrued liabilities	(109)	(10)	(449)	(543)
Accrued interest	(369)	(358)	(415)	(408)
	(49)	428	(761)	(651)
Investing activities not affecting cash
Increase in property, plant and equipment	33	204	64	223
Interest paid	892	869	2,013	1,948

Page 20	Third Quarter 2015

Note 10	Employee Future Benefits

			Three months ended September 30
	Pension Plan		Other plans
	2015	2014	2015	2014
Current service cost	110	86	11	10
Interest on obligations	220	220	14	14
Expected return on assets	(326)	(297)	(1)	(1)
Amortization of net actuarial loss[a]	73	45	7	3
Amortization of past service costs (credits)[a]	7	9	1	(1)
Net cost recognized	84	63	32	25

			Nine months ended September 30
	Pension Plan		Other plans
	2015	2014	2015	2014
Current service cost	332	259	33	31
Interest on obligations	660	659	40	40
Expected return on assets	(978)	(892)	(2)	(2)
Amortization of net actuarial loss[a]	219	137	19	8
Amortization of past service costs (credits)[a]	21	27	(1)	(3)
Net cost recognized	254	190	89	74

a)

The amortization of the net actuarial loss and past service costs (credits) was reclassified from Other comprehensive income, net of the change in the employee future benefit regulatory asset related to these items, which totaled $53 million for the three-month period ended September 30, 2015, and $154 million for the nine-month period then ended (nil for the three- and nine-month periods ended September 30, 2014).

In accordance with the actuarial valuation for funding purposes dated December 31, 2014, Hydro-Québec expects to make contributions of $235 million to cover the current service cost for fiscal 2015. For the three- and nine-month periods ended September 30, 2015, the contributions amounted to $56 million and $171 million, respectively. In addition, Hydro-Québec expects to guarantee a total amount of $182 million in favor of the Pension Plan by means of one or more letters of credit, in order to amortize the actuarial solvency deficiency for 2015. As at September 30, 2015, it had provided a $121-million irrevocable letter of credit in favor of the Pension Plan for this purpose.

Third Quarter 2015	Page 21

Note 11	Accumulated Other Comprehensive Income

		Nine months ended September 30, 2015

	Cash flow hedges	Employee future benefits	Accumulated other comprehensive income

Balance, beginning of period	(187)	(1,880)	(2,067)

Other comprehensive income before reclassifications	1,617	(24)	1,593
Amounts reclassified to results	(1,197)	104	(1,093)

Other comprehensive income	420	80	500

Balance, end of period	233	(1,800)	(1,567)

		Nine months ended September 30, 2014

	Cash flow hedges	Employee future benefits	Accumulated other comprehensive income

Balance, beginning of period	(575)	(1,409)	(1,984)

Other comprehensive income before reclassifications	155	–	155
Amounts reclassified to results	(218)	169	(49)

Other comprehensive income	(63)	169	106

Balance, end of period	(638)	(1,240)	(1,878)

Note 12	Contingencies

GUARANTEES

In accordance with the terms and conditions of certain debt securities issued outside Canada, Hydro-Québec has undertaken to increase the amount of interest paid to non-residents in the event of changes to Canadian tax legislation governing the taxation of non-residents’ income. Hydro-Québec cannot estimate the maximum amount it might have to pay under such circumstances. Should an amount become payable, Hydro-Québec has the option of redeeming most of the securities in question. As at September 30, 2015, the amortized cost of the long-term debts concerned was $5,812 million.

LITIGATION

In the normal course of its development and operating activities, Hydro-Québec is sometimes party to claims and legal proceedings. Management is of the opinion that an adequate provision has been made for these legal actions. Consequently, it does not foresee any adverse effect of such contingent liabilities on Hydro-Québec’s financial position or consolidated operating results.

Among other ongoing actions, some Aboriginal communities have instituted proceedings against the governments of Canada and Québec, as well as against Hydro-Québec, based on demands concerning their ancestral rights. In particular, the Innus of Uashat mak Mani-Utenam are demanding $1.5 billion in damages resulting from various operations carried out on land they claim as their own. Hydro-Québec is challenging the legitimacy of these claims.

Moreover, in June 2009, the Innus of Uashat mak Mani-Utenam served notice that they had filed for an injunction to suspend work at the Romaine complex jobsite, and in May 2010, an application was added for an interlocutory injunction to suspend work on the related tie lines. In March 2015, a proposed out-of-court settlement for the injunction proceedings was accepted by a vast majority of the applicants. Motions will be filed shortly to have the courts declare as inadmissible the injunctions being brought by dissident claimants.

Page 22	Third Quarter 2015

Note 12	Contingencies (continued)

In addition, in November 2006, the Innus of Pessamit reactivated a case instituted in 1998 aimed at obtaining, among other things, the recognition of ancestral rights related to Québec lands on which certain hydroelectric generating facilities belonging to the Manic-Outardes complex are located. The Innus of Pessamit are claiming $500 million. Hydro-Québec is challenging the legitimacy of this claim. In July 2015, the Superior Court granted a motion in which the Innus of Pessamit requested that proceedings be suspended until the end of January 2017 so that they could pursue discussions with the Québec government.

Note 13	Segmented Information

The following tables contain information related to operations and assets by segment:

	Three months ended September 30, 2015
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total
Revenue
External customers	445	2	2,305	–	35	–	2,787
Intersegment customers	914	800	19	536	369	(2,638)	–
Net result	360	153	(217)	–	43	–	339
Total assets as at September 30, 2015	32,847	20,615	13,289	66	7,671	(276)	74,212

	Three months ended September 30, 2014
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total
Revenue
External customers	379	26	2,252	–	(16)	–	2,641
Intersegment customers	963	790	19	643	382	(2,797)	–
Net result	336	181	(197)	–	9	–	329
Total assets as at September 30, 2014	32,159	20,178	13,428	100	5,262	(205)	70,922

Third Quarter 2015	Page 23

Note 13	Segmented Information (continued)

	Nine months ended September 30, 2015
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total

Revenue
External customers	1,445	9	8,789	–	49	–	10,292
Intersegment customers	3,628	2,396	61	1,396	1,107	(8,588)	–
Net result	1,755	436	215	–	66	–	2,472
Total assets as at September 30, 2015	32,847	20,615	13,289	66	7,671	(276)	74,212

	Nine months ended September 30, 2014
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total

Revenue
External customers	1,381	98	8,631	–	4	–	10,114
Intersegment customers	3,718	2,335	62	1,660	1,130	(8,905)	–
Net result	1,800	519	163	–	63	–	2,545
Total assets as at September 30, 2014	32,159	20,178	13,428	100	5,262	(205)	70,922

Page 24	Third Quarter 2015

Note 14	First-Time Application of U.S. GAAP

Hydro-Québec’s consolidated financial statements have been prepared in accordance with U.S. GAAP since January 1, 2015. Prior to that date, they were prepared in accordance with Canadian GAAP. The new accounting framework has been applied retrospectively.

In May 2015, Hydro-Québec submitted an application to the Régie to change accounting policies for the purpose of setting future rates, given its changeover to U.S. GAAP. These financial statements take into account the expected effects of this application, especially with regard to regulatory assets and liabilities, which Hydro-Québec considers it is likely to recover or settle subsequently. Actual results could differ significantly from those anticipated.

The tables and notes below describe the impact of the transition from Canadian GAAP to U.S. GAAP.

RECONCILIATION OF NET RESULT

	Notes	Three months ended September 30, 2014	Nine months ended September 30, 2014	Year ended December 31, 2014

Net result in accordance with Canadian GAAP		351	2,581	3,380
Adjustments
Employee future benefits	a	9	27	34
Other adjustments	e	(31)	(63)	(89)

		(22)	(36)	(55)

Net result in accordance with U.S. GAAP		329	2,545	3,325

RECONCILIATION OF COMPREHENSIVE INCOME

	Notes	Three months ended September 30, 2014	Nine months ended September 30, 2014	Year ended December 31, 2014

Comprehensive income in accordance with Canadian GAAP		350	2,513	3,759
Adjustments
Net result		(22)	(36)	(55)
Employee future benefits	a	56	169	(471)
Other adjustments	e	6	5	9

		40	138	(517)

Comprehensive income in accordance with U.S. GAAP		390	2,651	3,242

Third Quarter 2015	Page 25

Note 14	First-Time Application of U.S. GAAP (continued)

RECONCILIATION OF EQUITY

	Notes	As at January 1, 2014	As at December 31, 2014
Retained earnings in accordance with Canadian GAAP		15,568	16,413
Adjustments
Employee future benefits	a	(462)	(428)
Other adjustments	e	(137)	(226)
		(599)	(654)
Retained earnings in accordance with U.S. GAAP		14,969	15,759

	Notes	As at January 1, 2014	As at December 31, 2014
Accumulated other comprehensive income in accordance with Canadian GAAP		(548)	(169)
Adjustments
Employee future benefits	a	(1,409)	(1,880)
Other adjustments	e	(27)	(18)
		(1,436)	(1,898)
Accumulated other comprehensive income in accordance with U.S. GAAP		(1,984)	(2,067)

Page 26	Third Quarter 2015

Note 14	First-Time Application of U.S. GAAP (continued)

CONSOLIDATED BALANCE SHEETS

As at January 1, 2014	Notes	Canadian GAAP	Adjustments	U.S. GAAP
ASSETS
Current assets
Cash and cash equivalents	d	1,695	(15)	1,680
Short-term investments		1,689	–	1,689
Accounts receivable and other receivables	d, e	2,177	(14)	2,163
Derivative instruments	c, e	883	(802)	81
Regulatory assets		1	–	1
Materials, fuel and supplies	d	194	(2)	192
		6,639	(833)	5,806
Property, plant and equipment	d, e	59,077	(308)	58,769
Intangible assets	b, d, e	2,323	(1,278)	1,045
Investments	d	146	717	863
Derivative instruments	c, e	659	(509)	150
Regulatory assets	a, b	8	3,044	3,052
Other assets	a, d	4,258	(3,786)	472
		73,110	(2,953)	70,157
LIABILITIES
Current liabilities
Borrowings		23	–	23
Accounts payable and accrued liabilities	a, d	2,229	51	2,280
Dividend payable		2,207	–	2,207
Accrued interest		890	–	890
Asset retirement obligations	d	118	(1)	117
Derivative instruments	c, d	576	(317)	259
Current portion of long-term debt	d	1,157	(11)	1,146
		7,200	(278)	6,922
Long-term debt	e	43,067	7	43,074
Asset retirement obligations		834	–	834
Derivative instruments	c	1,295	(1,007)	288
Other liabilities	a, e	1,067	360	1,427
Perpetual debt		253	–	253
		53,716	(918)	52,798
EQUITY
Share capital		4,374	–	4,374
Retained earnings	a, e	15,568	(599)	14,969
Accumulated other comprehensive income	a, e	(548)	(1,436)	(1,984)
		15,020	(2,035)	12,985
		19,394	(2,035)	17,359
		73,110	(2,953)	70,157

Third Quarter 2015	Page 27

Note 14	First-Time Application of U.S. GAAP (continued)

CONSOLIDATED BALANCE SHEETS

As at December 31, 2014	Notes	Canadian GAAP	Adjustments	U.S. GAAP
ASSETS
Current assets
Cash and cash equivalents	d	1,275	(4)	1,271
Short-term investments		1,664	–	1,664
Accounts receivable and other receivables	d, e	2,184	(12)	2,172
Derivative instruments	c, e	507	(343)	164
Regulatory assets		182	–	182
Materials, fuel and supplies	d	201	(2)	199
		6,013	(361)	5,652
Property, plant and equipment	d, e	60,713	(300)	60,413
Intangible assets	b, d, e	2,278	(1,216)	1,062
Investments	d	151	712	863
Derivative instruments	c, e	1,047	(914)	133
Regulatory assets	a, b	372	4,292	4,664
Other assets	a	4,316	(3,855)	461
		74,890	(1,642)	73,248
LIABILITIES
Current liabilities
Borrowings		126	–	126
Accounts payable and accrued liabilities	a, d	2,099	54	2,153
Dividend payable		2,535	–	2,535
Accrued interest		907	–	907
Asset retirement obligations		79	–	79
Derivative instruments	c	896	(737)	159
Current portion of long-term debt		906	–	906
		7,548	(683)	6,865
Long-term debt	e	43,571	8	43,579
Asset retirement obligations		804	–	804
Derivative instruments	c	623	(528)	95
Other liabilities	a, e	1,459	2,113	3,572
Perpetual debt		267	–	267
		54,272	910	55,182
EQUITY
Share capital		4,374	–	4,374
Retained earnings	a, e	16,413	(654)	15,759
Accumulated other comprehensive income	a, e	(169)	(1,898)	(2,067)
		16,244	(2,552)	13,692
		20,618	(2,552)	18,066
		74,890	(1,642)	73,248

Page 28	Third Quarter 2015

Note 14	First-Time Application of U.S. GAAP (continued)

ADJUSTMENTS

a)	Employee future benefits

In accordance with Canadian GAAP, Hydro-Québec recognized accrued benefit assets and liabilities in the line items Other assets and Other liabilities on the balance sheet, namely the cumulative difference between accrued benefit costs recognized and the contributions that it made to the various plans.

Under U.S. GAAP, Hydro-Québec recognizes the funded status of plans on the balance sheet, namely the difference between the fair value of their respective assets and the value of projected benefit obligations. Consequently, on the date of transition to U.S. GAAP, unamortized net actuarial losses and the unamortized past service costs (credits) under the Pension Plan and other post-retirement benefits were recognized in Accumulated other comprehensive income, while post-employment actuarial gains were recognized in Retained earnings. Hydro-Québec also recognizes a regulatory asset against components of Accumulated other comprehensive income related to rate-regulated activities to take into account the expected recovery of these amounts in setting future rates.

For the three-month period ended September 30, 2014, these adjustments resulted in a $9-million increase in the net result ($27 million for the nine-month period ended September 30, 2014, and $34 million for fiscal 2014) and a $56-million increase in other comprehensive income ($169 million for the nine-month period ended September 30, 2014, and a decrease of $471 million for fiscal 2014).

As at January 1, 2014, these adjustments also resulted in a $2,055-million increase in regulatory assets ($3,367 million as at December 31, 2014), a $3,782-million decrease in employee future benefit assets ($3,855 million as at December 31, 2014), a $54-million increase in accounts payable and accrued liabilities ($55 million as at December 31, 2014), a $90-million increase in employee future benefit liabilities ($1,765 million as at December 31, 2014), a $462-million decrease in retained earnings ($428 million as at December 31, 2014) and a $1,409-million decrease in accumulated other comprehensive income ($1,880 million as at December 31, 2014).

b)	Regulatory assets

In accordance with Canadian GAAP, development costs were capitalized when they met capitalization criteria. Under U.S. GAAP, these costs cannot be capitalized and must be expensed in the period in which they are incurred. An application was filed with the Régie in May 2015 to include in the rate base development costs related to regulated activities, including costs related to the implementation of the Energy Efficiency Plan, and to have these development costs recognized as regulatory assets.

This adjustment led to a $990-million decrease in intangible assets as at January 1, 2014 ($924 million as at December 31, 2014) and a corresponding increase in regulatory assets.

Moreover, in accordance with Canadian GAAP, the straight-line method of depreciation was adopted prospectively on January 1, 2010, for property, plant and equipment related to regulated activities, replacing the sinking fund method for regulatory accounting purposes. The cumulative variance between the amounts calculated under the two methods as at January 1, 2010, was on the order of $3.4 billion; it was applied to the balance of accumulated depreciation for property, plant and equipment to offset a regulatory asset recognized in property, plant and equipment, since it is taken into account in the depreciation and amortization expense for purposes of setting rates for the Transmission Provider and the Distributor.

c)	Derivative instruments

In accordance with Canadian GAAP, set-off was compulsory if the entity had an unconditional and legally enforceable right of set-off and intended to proceed with a net settlement. Under U.S. GAAP, the legally enforceable right does not need to be unconditional. In addition, in the event a derivative instrument is subject to an enforceable master netting arrangement, the intent to proceed with a net settlement is not a required criterion.

As at January 1, 2014, this adjustment led to a $811-million decrease in derivative instruments classified under Current assets ($349 million as at December 31, 2014), a $510-million decrease in derivatives classified under Long-term assets ($916 million as at December 31, 2014), a $314-million decrease in derivatives classified under Current liabilities ($737 million as at December 31, 2014), and a $1,007-million decrease in derivatives classified under Long-term liabilities ($528 million as at December 31, 2014).

Third Quarter 2015	Page 29

Note 14	First-Time Application of U.S. GAAP (continued)

d)	Joint ventures

In accordance with Canadian GAAP, interests in joint ventures were accounted for using the proportionate consolidation method. Under U.S. GAAP, such interests must be accounted for using the equity method. The adjustment as at January 1, 2014, and December 31, 2014, consists in reclassifying joint venture assets and liabilities to the line item Investments, as well as reclassifying the revenue and expenses thereof to the line item Revenue.

e)	Other adjustments

Other adjustments are related to various items.

CONSOLIDATED STATEMENTS OF CASH FLOWS

The transition from Canadian GAAP to U.S. GAAP has not had any significant impact on the totals presented as operating, investing and financing activities in the consolidated statements of cash flows.

Note 15	Other Information Regarding Fiscal 2014
in Accordance with U.S. GAAP

EMPLOYEE FUTURE BENEFITS

FUNDED STATUS OF PLANS AS AT DECEMBER 31, 2014

	Pension Plan	Other plans

Projected benefit obligations	22,275	1,339
Plan assets at fair value	20,778	76

Funded status – Plan deficits	1,497	1,263

Presented as:
Accounts payable and accrued liabilities	–	54
Other liabilities	1,497	1,209

As at December 31, 2014, accumulated benefit obligations under the Pension Plan totaled $20,905 million. Unlike projected benefit obligations, accumulated benefit obligations do not take into account the salary escalation rate assumption.

Pension plan assets

Investments and their associated risks are managed in accordance with the Hydro-Québec Pension Fund Investment Management Policy (the Investment Policy), which is approved every year by Hydro-Québec’s Board of Directors. These risks include market risk, credit risk and liquidity risk. The Investment Policy provides for diversification of benchmark portfolio securities in order to maximize the expected return within an acceptable risk interval that takes into account the volatility of the Pension Plan’s surplus or deficit. Additional frameworks define the approval process for each type of transaction and establish rules governing the active management of the different portfolios as well as credit risk management. Compliance with the Investment Policy and the additional frameworks is monitored on a regular basis.

The Investment Policy allows the use of derivative instruments such as forward contracts, options and swaps.

As at December 31, 2014, the target allocation of Pension Plan investments, as established by the Investment Policy in effect, was as follows:

%	Target allocation

Fixed-income securities	38.0
Equities	49.5
Alternative investments[a]	12.5

100.0

a)	Alternative investments include real estate investments, private equity investments and commercial mortgages.

Page 30	Third Quarter 2015

Note 15	Other Information Regarding Fiscal 2014
in Accordance with U.S. GAAP (continued)

As at December 31, 2014, the fair value of Pension Plan investments, according to the fair value hierarchy defined in Note 8 and based on the type of securities, was as follows:

	Level 1	Level 2	Level 3	Total

Short-term investments[a]	–	142	–	142
Bonds[a]	1,212	6,743	–	7,955
Equities	9,001	–	–	9,001
Real estate investments[b]	341	–	2,121	2,462
Private equity investments[c]	–	–	87	87
Hedge funds[d]	443	816	–	1,259
Derivatives[e]	(11)	35	–	24

	10,986	7,736	2,208	20,930

Other[f]				166

Fair value of investments[g]				21,096

a)	The fair value of Level 2 short-term investments and bonds is essentially measured by discounting future cash flows.
b)

The fair value of Level 3 real estate investments is measured by independent appraisers. The main method used is discounting future cash flows; it is based on observable and unobservable inputs, in particular the discount rate and future cash flows.

c)

The fair value of private equity investments is measured by various techniques including future cash flow discounting or using data such as capitalization multiples or the price of recent comparable transactions.

d)	The value of hedge funds is provided by the fund administrators and is based on the fair value of the underlying investments.
e)	Level 2 derivatives are measured using the market closing prices of the underlying products or by discounting net future cash flows.
f)	This item includes cash as well as interest and dividends receivable.
g)	The fair value of investments does not take into account amounts receivable and payable related to the Pension fund.

As at December 31, 2014, the reconciliation of the opening and closing balances of investments classified in Level 3 was as follows:

	Real estate investments	Private equity investments	Total
Balance as at January 1, 2014	1,941	–	1,941
Unrealized net gains	33	15	48
Acquisitions and disposals	147	72	219

Balance as at December 31, 2014	2,121	87	2,208

In 2014, there was no reclassification between Level 3 and Levels 1 and 2.

Other plan assets

As at December 31, 2014, the assets of other plans were comprised of bonds issued by Hydro-Québec for a total of $69 million, as well as cash amounting to $7 million. Bonds are classified at Level 2 in the fair value hierarchy.

Third Quarter 2015	Page 31

Note 15	Other Information Regarding Fiscal 2014
in Accordance with U.S. GAAP (continued)

Plan costs

NET COST COMPONENTS RECOGNIZED FOR FISCAL 2014

	Pension Plan	Other plans

Current service cost	345	42
Interest on obligations	879	53
Expected return on assets[a]	(1,189)	(3)
Amortization of net actuarial loss	181	11
Amortization of past service costs (credits)	37	(5)
Actuarial loss on long-term disability salary insurance plan	–	2

Cost recognized for the year	253	100

a)

The expected long-term rate of return on the Pension Plan assets is the average of the expected long-term return on the various asset classes, weighted according to their respective target weightings, plus a rebalancing, diversification and active management premium, minus expected management and administration fees.

COMPONENTS OF OTHER COMPREHENSIVE INCOME FOR FISCAL 2014

	Pension Plan	Other plans

Actuarial loss	1,829	182
Past service credits	–	(4)
Amortization of net actuarial loss	(181)	(11)
Amortization of past service (costs) credits	(37)	5

Total decrease in Other comprehensive income	1,611	172
Less: Increase in the employee future benefit regulatory asset	1,189	123

Net decrease in Other comprehensive income for the year	422	49

COMPONENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME AS AT DECEMBER 31, 2014

	Pension Plan	Other plans

Unamortized net actuarial loss	4,809	398
Unamortized past service costs (credits)	88	(48)

Aggregate of amounts recognized in Accumulated other comprehensive income	4,897	350
Less: Employee future benefit regulatory asset	3,126	241

Net amount recognized in Accumulated other comprehensive income	1,771	109

For fiscal 2015, the amortization of the net actuarial loss and the past service costs (credits) in the net cost recognized for the fiscal year should amount to $291 million and $29 million, respectively, for the Pension Plan, and to $24 million and $(5) million, respectively, for the other plans.

Page 32	Third Quarter 2015

Note 15	Other Information Regarding Fiscal 2014
in Accordance with U.S. GAAP (continued)

BENEFITS TO BE PAID IN NEXT 10 YEARS

	Pension Plan	Other plans

2015	911	65
2016	957	68
2017	1,003	70
2018	1,049	73
2019	1,096	76
2020–2024	6,215	414

In 2015, Hydro-Québec expects to make contributions of $309 million and $14 million, respectively, to the Pension Plan and other plans.

FINANCIAL INSTRUMENTS

The impact of derivatives on results and other comprehensive income is presented in the table below:

				As at December 31, 2014

	Losses (gains) on derivatives designated as fair value hedges	Losses (gains) on derivatives designated as cash flow hedges				Losses (gains) on derivatives not designated as hedges

	Recognized in results	Effective portion recognized in Other comprehensive income	Ineffective portion recognized in results	Effective portion reclassified from Other comprehensive income to results		Recognized in results

Contracts – Currency risk	–	(745)	3 [a]	(728)[a]		(215)
Contracts – Currency risk and interest rate risk	(1)	–	–	–		–
Contracts – Interest rate risk	(254)	1	–	12	[b]	–
Contracts – Price risk	–	(185)	(4)[c]	175	[c]	(12)

	(255)[d]	(929)	(1)	(541)		(227)[e]

Impact of hedged items on results	241		–	541		242

a)

The impact on results of currency risk hedging transactions is recognized in the line item affected by the hedged item. Therefore, $(136) million was recognized in the line item Revenue, and $(589) million in the line item Financial expenses.

b)	The impact on results of interest rate risk hedging transactions is recognized in the line item affected by the hedged item. Therefore, $12 million was recognized in the line item Financial expenses.
c)

The impact on results of transactions to hedge the energy and aluminum price risk is recognized in the line item affected by the hedged item. Therefore, $166 million was recognized in the line item Revenue, and $5 million in the line item Electricity and fuel purchases.

d)	The impact on results of fair value risk hedging transactions, including the ineffective portion, is recognized in the line item affected by the hedged item, namely Financial expenses.
e)

These instruments are essentially related to integrated risk management transactions. The impact of these instruments on results is recognized in the line item affected by the managed risk. Therefore, $(8) million was recognized in the line item Revenue, $(3) million in the line item Electricity and fuel purchases, and $(216) million in the line item Financial expenses.

INTANGIBLE ASSETS

For the period from 2015 to 2019, amortization of intangible assets should be as follows: $150 million in 2015, $132 million in 2016, $114 million in 2017, $49 million in 2018 and $20 million in 2019.

Third Quarter 2015	Page 33

CONSOLIDATED FINANCIAL HIGHLIGHTS

(UNAUDITED)

Amounts shown in tables are in millions of Canadian dollars.

	Three months ended September 30				Nine months ended September 30
Summary of Results	2015	2014	Change (%)		2015	2014	Change (%)
Revenue	2,787	2,641	5.5	h	10,292	10,114	1.8	h
Expenditure	1,858	1,718	8.1	h	5,985	5,751	4.1	h
Financial expenses	590	594	0.7	i	1,835	1,818	0.9	h
Net result	339	329	3.0	h	2,472	2,545	2.9	i

Note: Throughout the Consolidated Financial Highlights, certain comparative figures have been restated based on the retrospective application of U.S. GAAP.

Page 34	Third Quarter 2015

Highlights

Generation	Impoundment of Romaine 1 reservoir

Impoundment of Romaine 1 reservoir began in September, and the maximum operating level was reached in October. Moreover, assembly of the generating station’s two units (270 MW) was completed during the quarter. It is worth noting that the first unit was assembled in less than a year—a world first.

75th anniversary of La Tuque generating station

La Tuque generating station, which was commissioned in 1940, is celebrating its 75th anniversary this year. The facility is characterized by its distinctive Art Deco architecture. Located on the Saint-Maurice near the city of La Tuque, it is equipped with six units with a total capacity of 294 MW.

Distribution	Hydro-Québec recognized as Utility of the Year

Hydro-Québec has won the ENERGY STAR® Utility of the Year – Provincial award for 2015. The ENERGY STAR awards recognize outstanding efforts in manufacturing and promoting energy-efficient products and technologies. Over the past 10 years, Hydro-Québec has earned a total of 16 such awards.

Third Quarter 2015	Page 35

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